Exhibit 99.1

Kaleyra Rejects Unsolicited Proposal to Acquire The Campaign Registry

NEW YORK – July 13, 2022 – Kaleyra, Inc. (NYSE: KLR) (NYSE American: KLR WS) (“Kaleyra” or the “Company”), a rapidly growing omnichannel business communications platform, has rejected an unsolicited offer from TCR Acquisition LLC to acquire 100% of the Campaign Registry Inc. (“The Campaign Registry”), a wholly owned subsidiary of Kaleyra.

After careful consideration and with the assistance of its advisors, the Board of Directors of the Company unanimously concluded that the unsolicited, non-binding proposal from TCR Acquisition LLC significantly undervalues The Campaign Registry and its strong prospects for continued growth, and is not in the best interests of the Company and its shareholders.

“The Campaign Registry is fundamental to our vision for Kaleyra’s future,” said Kaleyra Chief Executive Officer Dario Calogero. “Kaleyra has always held itself to the highest standard for trusted service and security for its partners, and The Campaign Registry embodies these traits not only for Kaleyra’s customers, but for the entire CPaaS industry. In addition, due to the significant growth that The Campaign Registry’s Software-as-a-Service offering has displayed over its first few quarters, we remain encouraged by the extended outlook for this portion of Kaleyra’s business. We are committed to driving significant shareholder value both through The Campaign Registry as well as the rest of the business over the long-term.”

The Campaign Registry, a reputation authority for the 10-digit long code business messaging campaign ecosystem, works with North American mobile operators and companies in the messaging business to provide visibility into campaign messaging source and content, allowing mobile carriers to provide a more reliable and simple messaging service for Campaign Service Providers and Brands. For more information on The Campaign Registry, please visit its website at www.campaignregistry.com.

About Kaleyra

Kaleyra, Inc. is a global group providing mobile communication services to financial institutions, e-commerce players, OTTs, software companies, logistic enablers, healthcare providers, retailers, and other large organizations worldwide.

Kaleyra today has a customer base of 3800+ companies spread around the world. Through its proprietary platform and robust APIs, Kaleyra manages multi-channel integrated communication services, consisting of messaging, rich messaging and instant messaging, video, push notifications, e-mail, voice services, and chatbots.

Kaleyra’s technology makes it possible to safely and securely manage billions of messages monthly with over 1600 operator connections in 190+ countries, including all tier-1 US carriers.

Investor Contacts:

Colin Gillis

Vice President of Investor Relations

colin.gillis@kaleyra.com

Tom Colton or Matt Glover

Gateway Investor Relations

949-574-3860

KLR@gatewayir.com